Exhibit 14.1

INTUITIVE SURGICAL, INC.

Code of Business Conduct and Ethics Policy

This policy of the Board of Directors (the “Board”) of Intuitive Surgical, Inc. (the “Company”) was adopted by the Committee on June 19, 2003.

I. Purpose

The Intuitive Surgical, Inc. Code of Business Conduct and Ethics (the “Code”), along with the Company’s Statement of Purpose, describe the core values and beliefs of the Company and provide the foundation for all business conduct. Our guidelines for conducting Company business are consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact a Compliance Officer or the Chief Executive Officer.

II. Policy

This Code applies to all of our directors, officers, employees, and agents, whether they work for Intuitive on a full-time, part-time, consultative, or temporary basis. We refer to all persons covered by this Code as “employees.”

The Board of Directors has appointed two Compliance Officers for Intuitive, the Corporate Counsel and the head of Human Resources. If you have doubts about whether company conduct is consistent with Intuitive’s high ethical standards, contact one of these Compliance Officers.

All Intuitive employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to Intuitive. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of Intuitive and its employees.

A. Conflict of Interest

A conflict of interest occurs when an employee’s private interests interfere, or appear to interfere, in any way with the interests of Intuitive. Employees must avoid any private interest that may influence your ability to act in the interests of Intuitive or that may make it difficult to perform your work objectively and effectively. As a guideline, ask yourself:

•	Is it legal?

•	Is it honest and fair?

•	Is it in the best interests of Intuitive?

•	Would you be embarrassed to read about it in the local newspaper?

Intuitive requires that employees disclose to a Compliance Officer any situations that could give rise to a conflict of interest. For example, we require disclosure of any family members who are pursuing business with Intuitive and family members who are employed by certain companies (“Restricted Companies” posted on our Intranet.) See Exhibit A for specific examples of conflicts of interest. If you are not sure whether there is a conflict, please discuss your issue or concerns with a Compliance Officer.

B. Protection and Use of Company Assets Intuitive employees should protect Intuitive’s assets and ensure their efficient use for legitimate business purposes. Theft, carelessness, and waste have a direct impact on Intuitive’s profitability. The use of the funds or assets of Intuitive for any unlawful or improper purpose is strictly prohibited. To ensure the protection and proper use of Intuitive’s assets, each Intuitive employee should:

•	exercise reasonable care to prevent theft, damage or misuse of Intuitive property, whether tangible, intangible or intellectual;

•	promptly report the actual or suspected theft, damage or misuse of Intuitive property;

•	safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

•	use Intuitive property only for legitimate business purposes.

C. Gifts and Entertainment Employees should refrain from soliciting or accepting money, loans, credits, or prejudicial discounts, and the acceptance of gifts, entertainment, favors, or services from present or potential suppliers that might influence or appear to influence purchasing decisions. Customer gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions. Employees may give gifts or entertain customers only if the gift or entertainment could not be viewed as an inducement to any particular business decision. All gifts and entertainment expenses must be disclosed to your supervisor and typically on company expense reports.

D. Confidential Information Intuitive employees have access to a variety of confidential information. Confidential information includes all non-public information that might be of use to competitors or members of the public, or potentially harmful to Intuitive or its customers, if disclosed. Such information also includes news that has not yet been released but that would greatly benefit Intuitive in the public’s eye. Unauthorized disclosure of confidential information could cause competitive harm to Intuitive and could result in legal liability to you and Intuitive. Employees have a duty to safeguard all confidential information, except when disclosure is authorized or legally mandated. Each employee is required and expected to execute the Employee Proprietary Information and Inventions Agreement and to abide by all of the provisions in that Agreement, including all of the provisions concerning the protection of Company confidential information.

Any question or concern regarding whether disclosure of Intuitive information is legally mandated should be promptly referred to a Compliance Officer.

E. Accuracy of Financial Reports and Other Public Communications Intuitive is a public company and is required to report its financial results and other information about its business to the public and the Securities and Exchange Commission. Intuitive is subject to various securities laws and regulations. Our policy is to promptly disclose accurate and complete information regarding company business, financial condition, and results of operations. Employees must understand and strictly comply with generally accepted accounting principles as adopted by Intuitive and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting can severely damage Intuitive or result in legal liability and will not be tolerated. Intuitive employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

•	financial results that seem inconsistent with the performance of the underlying business;

•	transactions that do not seem to have an obvious business purpose; and

•	requests to circumvent ordinary review and approval procedures.

Intuitive’s senior financial officers have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to a Compliance Officer.

F. Intuitive Records Accurate and reliable records are crucial to our business and form the basis of our earnings statements, financial reports and other disclosures to the public. Our records are the source of essential data that guide business decision-making and strategic planning. All Intuitive records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments, or receipts are strictly prohibited. You are responsible for understanding and complying with our record keeping policy. Contact a Compliance Officer if you have any questions.

G. Compliance with Laws and Regulations Each Intuitive employee has an obligation to comply with the laws of the cities, states and countries in which Intuitive operates. We will not tolerate any activity that violates any laws, rules, or regulations applicable to Intuitive. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, protection of third party/former employer confidential information, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Employees are expected to understand and comply with all laws, rules and regulations that apply to your position in Intuitive. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from a Compliance Officer.

H. Political Contributions and Activities Intuitive encourages its employees to participate in the political process as individuals. Employees should be careful to make it clear that their political views and actions are their own, and not made on behalf of Intuitive. Intuitive funds or assets shall not be used to make a political contribution to any political party or candidate, unless prior approval has been given by a Compliance Officer.

III. Procedures for Reporting Violations of the Code All Intuitive employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to Intuitive. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of Intuitive and its employees. If you know of or suspect a violation of this Code, it is your responsibility to immediately report the conduct to a Compliance Officer, who will work with you to investigate your concern. All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Compliance Officer and Intuitive will protect your confidentiality to the extent possible, consistent with the law and Intuitive’s need to investigate your concern. It is Intuitive’s policy that any employee who violates this Code will be subject to appropriate discipline, including potential termination of employment, based upon the facts and circumstances of each particular situation. Your conduct as an employee of Intuitive, if it does not comply with the law or with this Code, can result in serious consequences for both you and Intuitive. Intuitive strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. An employee inflicting reprisal or retaliation against another employee for reporting a known or suspected violation, will be subject to disciplinary action up to and including termination of employment.

Exhibit A Examples of Conflicts of Interest:

•	Outside Employment. Intuitive strongly discourages outside employment, and prohibits outside employment by a business that competes with Intuitive or deprives Intuitive of any business.

•	Improper Personal Benefits. No Intuitive employee may obtain improper personal benefits or favors because of his or her position with Intuitive.

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Corporate Opportunity. No Intuitive employee may use corporate property or information, or his or her position with Intuitive, to secure a personal business opportunity. If you discover a business opportunity through the use of corporate property, information, or through your position that is in Intuitive’s line of business, you must first present the business opportunity to Intuitive before pursuing the opportunity in your personal individual capacity.

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Financial Interests. No Intuitive employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business enterprise if that interest adversely affects the employee’s performance of duties or responsibilities to Intuitive.

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Loans or Other Financial Transactions. No Intuitive employee may obtain loans or guarantees of personal obligations from any company that is a material customer, supplier or competitor of Intuitive. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

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Service on Boards and Committees. No Intuitive employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of Intuitive. Employees must obtain prior approval from the Board of Directors before accepting any such board or committee position. Intuitive may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.